Exhibit 10.6

Portions of this exhibit marked [*] have been granted confidential treatment.

MASTER DEVELOPMENT SERVICES AGREEMENT

THIS MASTER DEVELOPMENT SERVICES AGREEMENT (the “Agreement”) is made and entered into as of June 14, 2010 (the “Effective Date”) by and between PPD DEVELOPMENT, LP, a Texas limited partnership, with its principal executive offices located at 929 North Front Street, Wilmington, North Carolina 28401 (“PPD”), and FURIEX PHARMACEUTICALS, INC., a Delaware corporation with its principal executive offices located at 3900 Paramount Parkway, Suite 150, Morrisville, North Carolina 27560 (“Sponsor”).

WHEREAS, Sponsor is engaged in the development, manufacture, distribution and sale of pharmaceutical products; and

WHEREAS, PPD is a clinical research organization engaged in the business of managing clinical research programs and providing clinical development and other related services; and

WHEREAS, Subject to the terms and conditions of this Agreement, Sponsor will retain PPD from time to time to perform services in connection with certain programs Sponsor is conducting (individually, a “Project”), in which case the terms and conditions for each such Project shall be set forth in a written agreement to be attached to this Agreement and incorporated herein by reference (individually, a “Project Addendum” and collectively, the “Project Addenda”); and

WHEREAS, PPD is willing to provide such services to Sponsor in accordance with the terms and conditions of this Agreement and the attached Project Addenda.

NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	PREFERRED PROVIDER.

1.1 PPD shall provide Clinical Development Activities for Sponsor and except as noted in Section 1.2, Sponsor agrees to award all Clinical Development Activities to PPD or a PPD Affiliate. The term “Clinical Development Activities” shall mean and refer to phase I-IV clinical development services, pre-clinical services, post-approval services, program management, general drug development consulting, biostatistics and data management services, medical communications, regulatory consulting, laboratory services, including, but not limited to, analytical, bioanalytical, central laboratory and vaccine testing services, and such other services as Sponsor may from time to time require for drug development.

1.2 Notwithstanding anything to the contrary herein, Sponsor may award Clinical Development Activities to a third party other than PPD or a PPD Affiliate in the following instances:

1.2.1	If after consulting with PPD and reviewing PPD’s experience and capabilities in a certain area Sponsor reasonably and in good faith concludes that PPD does not have the expertise and capabilities to provide part or all of the Clinical Development Activities for a Project in said area, Sponsor may engage a third party to provide such Clinical Development Activities required by the Project which Sponsor has reasonably determined that PPD cannot provide. With respect to Clinical Development Activities relating to phase I studies involving dermatology related compounds, expertise and capabilities shall includes PPD’s prior experience designing and implementing clinical development programs in an indication.

1.2.2	If PPD is in material breach of its obligations to provide Services under a Project Addendum and does not cure such breach within thirty (30) days after receipt of written notice of such breach from Sponsor (or if the breach cannot reasonably be so cured, diligent efforts to effect such cure are commenced during that period and are continued until the cure is completed within a reasonable time period), Sponsor may terminate all or a portion of the Project Addendum and engage a third party to provide the Services covered under such Project Addendum.

PPD PROPRIETARY AND CONFIDENTIAL

1.2.3	If PPD and Sponsor mutually agree in writing that Sponsor may award Clinical Development Activities or a portion thereof to a third party.

2.	PROJECT ADDENDA AND CHANGE ORDERS

2.1 Project Addendum. PPD and Sponsor shall execute a Project Addendum evidencing the Services to be provided by PPD. Each Project Addendum shall be incorporated into and made a part of this Agreement by reference, and each such Project Addendum and this Agreement shall constitute the entire agreement for the applicable Services. To the extent any terms set forth in a Project Addendum conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise specifically set forth in the Project Addendum.

2.2 Out of Scope Services. If PPD is requested or required to perform services for a Project not specifically set forth in the Project Addendum (“Out of Scope Services”), such Out of Scope Services and a compensation schedule therefore (the “Out of Scope Amendment”) shall be mutually agreed upon by the parties. The Out of Scope Amendment shall be deemed an amendment to the Project Addendum. PPD shall not provide any Out of Scope Services without the authorization of Sponsor (e-mail is sufficient). Sponsor has no obligation to pay for Out of Scope Services that have not been authorized by Sponsor (e-mail is sufficient). The terms and conditions of this Section 2.2 shall be subject to Section 7.2.6.

3.	SERVICES.

3.1 Services to be Provided by PPD.

3.1.1	PPD agrees to provide to Sponsor the Clinical Development Activities identified and described in each Project Addendum or as otherwise requested by Sponsor and agreed upon by PPD (“Services”) and provide deliverables set forth in a Project Addendum (“Deliverable”).

3.1.2	PPD shall perform the Services set forth in the applicable Project Addendum in compliance with (i) the specifications set forth in a Project Addendum, (ii) the study protocol for the Project and any amendments thereto (“Protocol”), which shall be attached to and made a part of the Project Addendum, (iii) the terms and conditions of this Agreement, (iv) the terms and conditions of the applicable Project Addendum, (v) PPD’s standard operating procedures (“SOPs”), which have been approved by Sponsor, or Sponsor’s SOPs if mutually agreed upon by the parties in a Project Addendum, and (vi) all applicable laws, rules, regulations and guidelines which may apply in the location of performance of Services. Sponsor agrees that PPD is responsible only for those Services set forth on a properly executed Project Addendum.

3.1.3	PPD acknowledges that timely performance and completion of Services under a Project Addendum are important for each Project. Timelines set forth in a Project Addendum are good faith estimates and PPD shall use commercially reasonable efforts to meet such timelines. PPD shall immediately notify Sponsor when PPD becomes aware of any circumstance that could reasonably be expected to result in a delay in the performance or completion of any Service or of PPD meeting a timeline.

PPD PROPRIETARY AND CONFIDENTIAL

3.1.4	In the event that there is a material failure by PPD in the performance of a Service in accordance with the terms of this Agreement or a Project Addendum, PPD shall, at Sponsor’s sole option, (i) re-perform such Services at no additional cost to Sponsor, (ii) take prompt corrective action to rectify the material failure including the use of additional resources at no additional cost to Sponsor, or (iii) if PPD fails to cure such material failure within the applicable cure period, terminate the relevant Project Addendum pursuant to Section 8.2 and assist Sponsor in the transfer of the Project to a third party service provider delegated by Sponsor at no additional cost to Sponsor.

3.1.5	PPD shall not assign, delegate or subcontract any Services to another entity without Sponsor’s prior written approval. Any such approval shall not relieve PPD of its obligations under this Agreement or the relevant Project Addendum.

3.2 Sponsor Cooperation. Sponsor will cooperate with PPD in providing information to PPD, taking action and executing documents, as appropriate, to achieve the objectives of this Agreement. Sponsor acknowledges and agrees that PPD’s performance under this Agreement is dependant on Sponsor’s timely and effective cooperation with PPD. Accordingly, Sponsor acknowledges that any delay by Sponsor may result in PPD being released from an obligation or schedule deadline or in Sponsor having to pay extra fees in order for PPD to meet a specific obligation or deadline despite the delay. Sponsor shall comply with all applicable laws, rules and regulations governing the performance of its obligations hereunder and the subject matter of this Agreement, including without limitation, Sponsor’s Property (as defined below).

3.3 Serious Adverse Event and Medical Management Plan. Notwithstanding anything to the contrary herein, in the event PPD and Sponsor agree upon a serious adverse event and medical management plan relating to a specific Project (“SMMP”), the parties shall comply with the terms and conditions of any such SMMP. In the event of any conflict between the terms and conditions of the SMMP and the relevant Project Addendum, the terms and conditions of the SMMP shall control. Sponsor shall be responsible for any additional costs associated with compliance with the SMMP.

4.	MEDDRA AND WHODRUG DICTIONARY LICENSE.

The parties acknowledge that MedDRA and Uppsala Monitoring Centre product licenses are required by all parties who wish to distribute or receive MedDRA or WHODrug dictionary terminology. Each party represents and warrants that it possesses a current MedDRA and/or Uppsala Monitoring Centre product license. In the event Sponsor requests that PPD perform services which require PPD to distribute MedDRA terminology or WHODrug dictionary to third parties, Sponsor shall be responsible for ensuring that all such third parties possess the necessary MedDRA and/or Uppsala Monitoring Centre product licenses.

5.	PATIENT ENROLLMENT.

Any patient enrollment projections are good faith estimates and PPD shall exercise commercially reasonable efforts to meet such enrollment projections.

6.	FINAL PROTOCOL.

The parties agree that Sponsor shall be solely responsible for the final review, approval and adoption of the Protocol and PPD shall not be liable for such Protocol.

PPD PROPRIETARY AND CONFIDENTIAL

7.	COMPENSATION AND PAYMENT.

7.1 Charges for Services. Sponsor shall pay PPD for the Services performed under this Agreement and any Project Addendum (“Direct Fees”) in accordance with the rates or unit prices for such Services set forth in such Project Addendum. Sponsor shall also reimburse PPD for the reasonable out-of-pocket expenses incurred in connection with the performance of the Services with respect to a Project, including, without limitation, investigator grants and fees, travel expenses, shipping and postage costs, copying and printing fees, copyright fees, third party drug storage and distribution fees, required Institutional Review Board or similar board or committee fees, and other “pass through” expenses incurred in connection with performing the Services (collectively, the “Pass Through Costs”). PPD shall obtain the approval of Sponsor, not to be unreasonably withheld or delayed, prior to incurring any Pass Through Costs that exceed the Pass Through Costs specified in a Project Addendum by more than [*] percent ([*]%). Except as otherwise expressly provided in a Project Addendum, PPD shall submit to Sponsor for each Project a monthly invoice describing the Services performed on such Project, the Direct Fees due for such Services, and all Pass Through Costs. Sponsor shall pay the undisputed portion of a monthly invoice within thirty (30) days of receipt of said invoice. In the event that Sponsor disputes an item in a monthly invoice, Sponsor shall notify PPD of the nature and amount of the dispute within thirty (30) days of receipt of such invoice. If Sponsor fails to notify PPD of a dispute within such thirty (30) day period, all such disputes shall be deemed waived and Sponsor shall pay the invoice in full. The parties shall, promptly and in good faith, reconcile the dispute, and Sponsor shall pay reconciled amounts within ten (10) days of reconciliation.

PPD shall have no obligation to pay subcontractor costs or investigator grant payments to any subcontractor or investigator site (the “Site”) for conduct of services related to a Project until PPD has received payment of such Pass Through Costs from Sponsor. Notwithstanding anything to the contrary contained herein, Sponsor acknowledges and agrees that certain vendor and subcontractor contracts, including without limitation, contracts for investigator meetings and patient recruitment services, must be advanced and paid in advance by Sponsor. PPD shall be under no obligation to incur any such vendor or subcontractor fees until such fees are received by Sponsor. In addition, in certain circumstances PPD may require investigator grants to be advanced by Sponsor at the timeframes mutually agreed upon by the parties.

7.2 Phase II-IV Services. The provisions in this Section 7.2 apply only to the provision of Phase II-IV Services. “Phase II-IV Services” shall be defined as (i) all non-laboratory Clinical Development Activities relating to a phase II, phase III or phase IV clinical trial, including, but not limited to, monitoring, data management, and biostatistics; (ii) medical communications Services and (iii) all non-laboratory consulting Services, including, but not limited to, regulatory consulting and general drug development consulting. Phase II-IV Services shall not include any Non-Phase II-IV Services.

7.2.1	Project budgets; Rates. At the beginning of each year, PPD will provide Sponsor with PPD’s standard labor rates for Direct Fees and unit prices that will be used by PPD to construct the budget in each Project Addendum for that calendar year (“Standard Pricing”). The Standard Pricing will not change during the calendar year in which such Standard Pricing was issued. Until such time as PPD has provided the Standard Pricing for a calendar year, the budget for each Project Addendum will be based on the Standard Pricing for the previous calendar year with an adjustment based on the inflation forecast published in the Mercer’s index for each region. PPD’s standard labor rates for Direct Fees will be applied to the mutually agreed upon unit builds for certain activities to achieve the unit prices. Sponsor and PPD agree to negotiate in good faith if it is determined that the hours or resources used to build a unit price require modification. Unless otherwise agreed, the budget in each Project Addendum will include a breakdown of Direct Fees and Pass Through Costs into [*].

7.2.2	Inflation. Subject to the inflationary adjustment noted in this Section 7.2.2, the standard labor rates for Direct Fees and unit prices specified in a budget will remain fixed for the duration of a Project Addendum. In the event the Services in a Project Addendum extend beyond the year in which the Services were awarded, PPD will apply the inflation rates specified in each Project Addendum to the unit prices, and to the extent the Services are not captured in unit pricing, the inflation rates shall apply to the standard labor rates for Direct Fees. If a Project Addendum does not specify an inflation rate, PPD will apply inflation to the applicable unit prices, and to the extent the Services are not captured in unit pricing, inflation shall apply to the standard labor rates for Direct Fees, based upon the inflation forecast published in the Mercer’s index for each region.

[*]	Confidential treatment granted; certain information omitted and filed separately with the SEC.

PPD PROPRIETARY AND CONFIDENTIAL

7.2.3	Discount. PPD will provide Sponsor a discount of seven percent (7%) off of PPD’s Standard Pricing (“Discount”) in all Project Addenda that apply PPD’s Standard Pricing. The Discount will be reflected as a line item in the budget of each Project Addendum.

7.2.4	Fixed Price. Unless otherwise provided in a Project Addendum and except as otherwise provided in this Agreement, the Direct Fees in the budget of a Project Addendum represent the fixed price payable for the tasks specified in the budget and Sponsor is not responsible for any additional Direct Fees. This Section 7.2.4 shall not apply to Pass Through Costs.

Notwithstanding anything to the contrary herein, PPD shall only be responsible for additional Direct Fees for a time period to be agreed upon by the parties and specified in the Project Addendum (the “Fixed Price Period”). In the event Sponsor and PPD cannot agree upon the length of the Fixed Price Period, the Fixed Price Period shall be [*] days. PPD shall only be responsible for additional Direct Fees during the Fixed Price Period and Sponsor shall be responsible for all Direct Fees after the Fixed Price Period. The Fixed Price Period will be calculated cumulatively and shall not be interpreted to mean a delay of consecutive days. By way of example, if the Fixed Price Period is [*] days, in the event of a [*] day delay in meeting one timeline and a [*] days delay in meeting another timeline, the Fixed Price Period would be met. PPD will continue to provide Services to the same extent and to the same standard during any Fixed Price Period as such Services were provided during the period of time prior to any Fixed Price Period.

7.2.5	Material Change. Notwithstanding anything to the contrary in this Agreement, including, but not limited to Section 7.2.4, Sponsor shall be responsible for any increases to the Direct Fees resulting from any of the following (each a “Material Change”):

7.2.5.1	“Disabilities” as defined in Section 17.5 of this Agreement;

7.2.5.2	delays or additional costs attributable to Sponsor or other activities beyond the reasonable control of PPD, including, but not limited to, any change in the standard of care or technique; any actual or potential safety concerns or issues regarding the study drug or a Project; any unfavorable ruling, determination, order, guidance or other statement issued by a government health or safety ruling body, ethics committee, IRB or other similar entity; any deviation or change to the Protocol; regulatory approvals or rejections; drug packaging, availability and/or distribution; or delays in enrollment; or

7.2.5.3	changes in the Project specifications requested by Sponsor, including, but not limited to, the number or location of Sites or the number of CRFs or CRF pages.

[*]	Confidential treatment granted; certain information omitted and filed separately with the SEC.

PPD PROPRIETARY AND CONFIDENTIAL

7.2.6	Out of Scope Amendment Threshold. Notwithstanding the provisions of Section 2.2, the Direct Fees associated with a Material Change(s) shall not be incorporated into an Out of Scope Amendment unless and until the value of the Direct Fees associated with such Material Change(s) equal or exceed $50,000 (“Out of Scope Amendment Threshold”). For Material Changes that do not meet the Out of Scope Amendment Threshold, PPD shall keep a log of such Material Changes (“Material Changes Log”) and such Material Changes shall be deemed to meet the Out of Scope Amendment Threshold and incorporated into an Out of Scope Amendment when (i) the next Out of Scope Amendment is prepared containing a Material Change(s) that equal or exceed $50,000, or (ii) the collective monetary value of the Material Changes on the Material Changes Log equal or exceed $50,000. By way of example, if there is a Material Change resulting in $35,000 in additional Direct Fees in November 2010 and another Material Change resulting in $15,000 in additional Direct Fees in January 2011, PPD and Sponsor will enter into an Out of Scope Amendment in January 2011 covering both Material Changes for a total of $50,000 in Direct Fees. Upon execution of the Out of Scope Amendment in January 2011, the value of the Material Changes in the Material Changes Log shall be reset back to $0.00. In the event Services are completed prior to Material Change(s) meeting the Out of Scope Amendment Threshold, Sponsor shall not be responsible for the Direct Fees associated with such Material Changes.

7.2.7	During the course of providing Services, notwithstanding the allocation of resources specified in the budget, PPD shall have the right in its sole discretion to manage and alter its resources, including, but not limited to, study personnel labor schedules and FTEs, provided that such resourcing decisions are calculated in PPD’s reasonable discretion, to accomplish the objectives of the Project and are consistent with Sponsor’s ability to approve substitute “Key Personnel” as provided in Section 9.1.3 and 9.1.4 of this Agreement.

7.2.8	Payment Schedule. Unless otherwise agreed upon by Sponsor and PPD, Direct Fees will be paid pursuant to a payment schedule incorporated into a Project Addendum. The payment schedule shall allocate the Direct Fees as follows: [*]. Sponsor and PPD will use good faith efforts to agree upon the milestones to be incorporated into the Project Addendum and the definition of the final Deliverable to be provided by PPD. The parties agree that milestones shall not be based upon the enrollment of subjects into a study. The payment of Pass Through Costs, including, but not limited to, investigator grants, shall not be tied to milestones or any fixed monthly payments.

7.2.9	Payment Upon Completion. PPD will issue an invoice for the full value of each milestone in a payment schedule when the milestone is achieved and Sponsor shall pay such invoices as specified in Section 7.1. There will be no reconciliation between the actual units completed and the number of units specified in the budget of a Project Addendum. Provided that the Services are not completed more than [*] months earlier than the timeline in a Project Addendum, PPD will be entitled to all of the Direct Fees in the Project Addendum budget upon completion of the final milestone in the payment schedule including, but not limited to, any remaining unpaid monthly payments. By way of example, if a payment schedule specified monthly payments in September, October and November 2010 and Services are completed in September 2010, PPD shall invoice Sponsor for the monthly payments for September, October and November.

[*]	Confidential treatment granted; certain information omitted and filed separately with the SEC.

PPD PROPRIETARY AND CONFIDENTIAL

In the event Services are completed more than [*] months earlier than the timeline in a Project Addendum (“Accelerated Project”), Sponsor shall pay PPD for the following: (i) all units completed; (ii) all project management units in the Project Addendum budget; and (iii) fifty percent (50%) of the remaining Direct Fees in the Project Addendum budget. For each Accelerated Project, PPD shall provide Sponsor with a reconciliation of the Direct Fees upon completion of Services showing the difference (if any) between the Direct Fees paid to PPD for the Services and the amount payable by Sponsor as noted in (i), (ii) and (iii) above. In the event the amounts in (i), (ii) and (iii) above are greater than the Direct Fees previously paid to PPD, PPD shall invoice and Sponsor shall pay the difference. In the event the amounts in (i), (ii) and (iii) above are less than the Direct Fees previously paid to PPD, PPD will refund Sponsor the difference.

7.3 Non Phase II-IV. The provisions in this Section 7.3 apply to the provision of all Non-Phase II-IV Services. “Non-Phase II-IV Services” shall be defined as (i) pre-clinical Services; (ii) all laboratory Services, including, but not limited to, central laboratory Services, vaccine testing Services, bioanalytical laboratory Services and GMP laboratory Services; and (iii) Clinical Development Activities relating to a phase I clinical trial. With respect to central laboratory Services, Sponsor shall be entitled to a seven percent (7%) discount off of PPD’s standard labor rates for Direct Fees for the year in which those Services were awarded (the “GCL Service Discount”). With respect to all other Non-Phase II-IV Services, Sponsor shall be entitled to a [*] percent ([*]%) discount off of PPD’s standard labor rates for Direct Fees for the year in which those Services were awarded (“Additional Service Discount”). The GCL Service Discount and the Additional Service Discount will be applied at the time of the budget proposal. In the event the Services in a Project Addendum extend beyond the year in which the Services were awarded, PPD will apply a mutually agreeable inflation rate to such Direct Fees.

7.4 Payment after Termination. Upon termination of any Project Addendum or this Agreement pursuant to Section 8, Sponsor shall pay PPD all Direct Fees and Pass Through Costs for all Services, and any portion of Services, performed through the termination date. In addition, Sponsor shall reimburse PPD for all future non-cancelable obligations to third parties (where such obligations were created as a result of a Project being authorized by the Sponsor). With respect to Project Addenda with payment schedules, Sponsor pay PPD the monthly payment for any partially completed month on a pro rata basis and shall compensate PPD for all partially complete milestones. Any funds held by PPD which are unearned at the date of termination shall be returned to Sponsor within thirty (30) days after the termination date of the Project Addendum or this Agreement, whichever is applicable.

7.5 Pre-Execution Services. In the event Sponsor requests PPD to begin providing Services for a Project prior to the execution by Sponsor of a Project Addendum, Out of Scope Amendment, or other mutually agreed upon writing, Sponsor agrees that PPD shall be compensated for Services performed at Sponsor’s request in accordance with the PPD proposal for such Services, or, if there is no such PPD proposal, in accordance with the Rate Card.

7.6 Payments. Unless otherwise set forth in a Project Addendum, all payments to PPD under this Agreement or any Project Addendum shall be made as follows:

If made by check, payment mailed to:	PPD Development, LP
12937 Collections Center Drive
Chicago, Illinois 60693
Tax ID# 74-2325267

If made by wire transfer, payment wired to:	Bank of America
Acct: 000696217456
ABA: 026009593
Acct Name: PPD Development, LP

[*]	Confidential treatment granted; certain information omitted and filed separately with the SEC.

PPD PROPRIETARY AND CONFIDENTIAL

Any changes to the payee information set forth above requires a writing signed by PPD’s treasurer or chief financial officer.

8.	TERM AND TERMINATION.

8.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years unless extended by mutual written agreement by the parties.

8.2 Early Termination. Any Project Addendum may be terminated with or without cause by Sponsor upon thirty (30) days prior written notice. In addition, Sponsor may terminate this Agreement in the event: (i) during any consecutive twelve (12) month period, PPD on two or more occasions fails to remedy a material breach under a Project Addendum within thirty (30) days after receipt of written notice of such breach from Sponsor (or if the breach cannot reasonably be so cured, diligent efforts to effect such cure are commenced during that period and are continued until the cure is completed within a reasonable time), or (ii) during any consecutive twelve (12) month period, PPD on two or more occasions fails to remedy a material breach of the terms of this Agreement (other than a material breach of PPD’s obligations to provide Services with respect to a Project Addendum which is governed by section (i) above), which is not cured within thirty (30) days after PPD’s receipt of notice of said breach from Sponsor (or, if the breach cannot reasonably be so cured, diligent efforts to effect such cure are commenced during that period and are continued until the cure is completed within a reasonable time).

With the exception of a material breach by Sponsor associated with the nonpayment of invoices, PPD may terminate any Project Addendum upon Sponsor’s material breach with [*] months prior written notice if Sponsor fails to cure such breach within the [*] month notice period. PPD may terminate any Project Addendum upon Sponsor’s failure to pay invoices with thirty (30) days prior written notice if Sponsor fails to cure such breach within the thirty (30) day notice period. In the event of a breach associated with the nonpayment of invoices, [*]. All Post Termination Services shall be subject to this Agreement.

8.3 Insolvency. Either party hereto may terminate this Agreement immediately upon the occurrence of an “Insolvency Event” with respect to the other party. For purposes of this Agreement, “Insolvency Event” shall mean (i) a party shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; (ii) an involuntary case or other proceeding shall be commenced against a party or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (iii) an order for relief shall be entered against a party or any of its subsidiaries under bankruptcy laws now or hereafter in effect.

8.4 Effect of Termination. The termination of this Agreement by either party shall automatically terminate all Project Addenda, unless otherwise agreed in writing.

[*]	Confidential treatment granted; certain information omitted and filed separately with the SEC.

PPD PROPRIETARY AND CONFIDENTIAL

8.5 Wind Down. Upon the termination of this Agreement or a Project Addendum, PPD shall cooperate with Sponsor to provide for an orderly wind-down of the Services provided by PPD hereunder. Upon notice of termination of a Project Addendum or this Agreement, PPD shall use commercially reasonable efforts to expeditiously conclude or transfer any uncompleted Services as directed by Sponsor. PPD shall not perform any additional work or enter into any commitments that incur additional expenses with regard to any Service without written mutual agreement of the parties.

8.6 Invoices. PPD shall invoice Sponsor for payments due for Services completed and for reimbursement for non-cancelable expenses incurred in accordance with the relevant Project Addendum. If, upon the effective date of termination, Sponsor has advanced funds which are unearned by PPD, PPD shall repay such funds within thirty (30) days of the effective date of termination.

8.7 Return of Materials. Within fifteen (15) days, or a period of time mutually agreed to in writing by the parties, after the effective date of termination of this Agreement or a Project Addendum, PPD shall deliver to Sponsor all Study materials, data, Sponsor Confidential Information, Sponsor Inventions, and all other information and documents that are Sponsor’s property as defined in this Agreement or the relevant Project Addendum. PPD agrees that this obligation is not conditioned upon Sponsor’s prior payment of amounts due or agreement to pay any amounts in dispute.

8.8 Provisions Surviving Termination. The obligations of the parties contained in Sections 7.1, 7.4, 8.4, 8.5, 8.6, 8.7, 8.8, 9.3, 10, 11, 12, 15.3, and 17 hereof and herein shall survive termination of this Agreement.

9.	PERSONNEL.

9.1 Project Personnel.

9.1.1	PPD shall only use appropriately qualified personnel for performance of Services under a Project Addendum. PPD shall propose personnel for performance of Services and provide Sponsor with the credentials of each proposed person. Sponsor shall have the right to select PPD personnel to perform Services based on such credentials, such selection not to be unreasonably withheld, conditioned or delayed.

9.1.2	The Services with respect to each Project shall be performed by PPD under the direction of the person identified as the Project Manager in the applicable Project Addendum or such other person acceptable to Sponsor as PPD may from time to time designate as the Project Manager, such Sponsor acceptance of the designated Project Manager not to be unreasonably withheld or delayed in all instances. The Project Manager shall be the primary contact for PPD and shall timely address all issues and concerns raised by Sponsor, as well as provide to Sponsor all information reasonably requested by Sponsor concerning this Agreement or the Services.

9.1.3	If Sponsor requests in writing the replacement of the Project Manager or any other PPD Personnel identified in a relevant Project Addendum (“Key Personnel”) due to performance or conduct concerns, PPD will promptly remove such person from the Project and assign a qualified and experienced person at no additional cost to Sponsor and without affecting Project timelines. Subject to Section 9.1(4), PPD agrees to obtain the consent of Sponsor to any changes to the PPD Key Personnel, which consent shall not be unreasonably withheld, conditioned or delayed.

9.1.4	In the event PPD becomes aware that PPD Key Personnel on a Project plans to leave the employment of PPD, is promoted, or shall otherwise be unable to complete the Services, PPD shall give prompt written notice of the same to Sponsor, together with the replacement personnel of similar qualification. Sponsor shall review and approve such replacement personnel, such approval not to be unreasonably withheld, conditioned or delayed.

PPD PROPRIETARY AND CONFIDENTIAL

9.1.5	PPD will provide Project-specific training to replace PPD personnel at its own expense.

9.2 Personnel Retention. In the event of delays in the performance of the Study, i.e., after PPD is authorized to commence work, that are beyond the control of PPD, and where Sponsor desires for PPD to keep PPD Study personnel assigned to the Study, in addition to any other sums payable to PPD hereunder, Sponsor agrees that Sponsor shall pay a personnel fee calculated on an FTE-day basis. Said personnel fees shall be invoiced by PPD on a monthly basis, and shall be due and payable by Sponsor within 30 days of receipt of invoice. Such retention fee shall not be owed by Sponsor in the event PPD is unable to replace such personnel with new personnel of equivalent quality and experience upon re-commencement of the Study.

9.3 Covenant Not to Interfere. Neither party will solicit for employment any employee of the other party during the term of this Agreement, or for one (1) year thereafter. As used in this section “solicit” means the initiation by a party or its agent of a contact with any of the other party’s then current employees who are performing services under this Agreement for the purpose of offering employment to such employees, but shall not include the circumstance where any such employee initiates a contact with the other party for the purpose of obtaining employment whether in response to a general advertisement of employment or where such contact is initiated by a third party who was not instructed to contact such employee by the hiring party.

10.	CONFIDENTIALITY.

10.1 Sponsor Confidential Information. Sponsor holds a proprietary interest in Study materials and in any written and oral information that Sponsor discloses to PPD under this Agreement. Sponsor considers all such materials and information supplied to PPD by Sponsor, or generated by PPD under this Agreement to be confidential information of Sponsor (“Sponsor Confidential Information”). As used herein, the Sponsor Confidential Information shall also include the Deliverables, Sponsor Inventions, and any other data, methods, results, conclusions, information and/or other deliverables made, conceived, reduced to practice or otherwise generated in connection with this Agreement, whether by Sponsor or PPD. PPD shall treat all Sponsor Confidential Information as the confidential and exclusive property of Sponsor, including all tangible and intangible forms of such information.

10.2 PPD Confidential Information. Sponsor shall treat all information obtained from PPD including, without limitation, any PPD bids or proposals, standard operating procedures, personnel information, all PPD Property (as defined below) and any revisions, improvements or enhancements thereto (“PPD Confidential Information”) as the confidential and exclusive property of PPD. In addition, any information disclosed, obtained, or observed by Sponsor during an audit of PPD or an Affiliate of PPD, or the facilities of either, with the exception of Sponsor Confidential Information, shall be treated as confidential by Sponsor in accordance with the terms contained herein.

10.3 Use of Sponsor Confidential Information and PPD Confidential Information. Each party shall use the other’s Confidential Information solely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of the other party. Neither party shall publish, disseminate or otherwise disclose Confidential Information of the other to any third party without first obtaining the written consent of such other party. Each party shall restrict the dissemination of the other’s Confidential Information with its organization to only those persons who have a need to know, and shall ensure that all of its directors, officers, employees, agents, representatives and advisors (collectively, “Agents”) are aware of this Agreement and bound by the terms of confidentiality stated herein.

PPD PROPRIETARY AND CONFIDENTIAL

10.4 Exceptions to Confidential Information. The above provisions of confidentiality shall not apply to that part of disclosing party’s Confidential Information which the receiving party is able to demonstrate by documentary evidence: (i) was in the receiving party’s possession prior to receipt from the disclosing party or is independently developed by the receiving party; (ii) was in the public domain at the time of receipt from disclosing party; (iii) subsequently becomes a part of the public domain through no fault of the receiving party or its Agents; and (iv) is lawfully received by the receiving party from a third party having a right of further disclosure.

10.5 Disclosure Required by Law. The non-disclosure obligations pursuant to this Agreement shall not apply to Confidential Information that a receiving party is required to disclose pursuant to any law, stock exchange regulation, judicial action, or order of the court or other governmental agency; provided, however, that the receiving party shall make all reasonable efforts to notify the disclosing party prior to the disclosure of Confidential Information and allow the disclosing party the opportunity to contest and avoid such disclosure, and further provided that the receiving party shall disclose only that portion of such Confidential Information that it is legally required to disclose.

10.6 Return of PPD Information. Upon the disclosing party’s written request, the receiving party shall return, and shall cause its Agents to return, all documentary, electronic or other tangible forms of Confidential Information provided by the disclosing party including, without limitation, any and all copies thereof, or, at the disclosing party’s request, destroy all or such parts of the disclosing party’s Confidential Information as the disclosing party shall direct. Notwithstanding the foregoing, the receiving party may retain copies of such of the disclosing party’s Confidential Information as is reasonably necessary for regulatory and business archival purposes, subject to the ongoing obligation to maintain the confidentiality of such information.

10.7 Remedy. Each party agrees that its obligations hereunder are necessary and reasonable in order to protect the other party and the other party’s business, and expressly agrees that monetary damages would be inadequate to compensate the other party for any breach of the terms of this Agreement. Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party, and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or a Project Addendum or the continuation of any such breach, without the necessity of proving actual damages.

10.8 Privacy Laws. All information containing personal data shall be handled in accordance with all applicable privacy laws, rules and regulations, including, without limitation, the European Data Protection Directive [EC/95/46] and Health Insurance Portability Accountability Act (HIPAA).

11.	INTELLECTUAL PROPERTY.

11.1 No License. Neither anything contained herein, or the delivery of any information to a party hereto, shall be deemed to grant the receiving party any right or license under any patent or patent application or to any know-how, technology or invention of the disclosing party.

11.2 Sponsor Property. Subject to Section 11.3 below, PPD agrees that Sponsor owns and PPD hereby assigns, without additional consideration, to Sponsor all right, title and interest PPD or its Agents may have in any Deliverables, discoveries, developments, inventions, improvements, technology, know-how, works of authorship, mask works, ideas, information or other intellectual property made or reduced to practice by PPD (i) a result of PPD’s provision of the Services or (ii) set forth as a deliverable under a Project Addendum (“Sponsor Inventions”). PPD shall promptly disclose Sponsor Inventions to Sponsor. PPD agrees that any Sponsor Inventions which are works of authorship subject to copyright shall be “works made for hire” of which Sponsor shall be deemed the author and owner of the rights comprised in copyright. PPD will execute and will cause its employees, agents and subcontractors to execute any instruments or testify as Sponsor deems necessary for Sponsor to protect Sponsor’s interest in a Sponsor Invention, at Sponsor’s sole cost and expense.

PPD PROPRIETARY AND CONFIDENTIAL

11.3 PPD Property. PPD possesses certain inventions, processes, technology, know-how, trade secrets, improvements, other intellectual property and assets, including, without limitation, those related to business or product plans or proposals, marketing strategies, standard operating procedures, data, composition of matter, research, experimental results, personnel data, financial information and conditions, pricing information, customer information, supplier/vendor information, raw materials, data collection and data management processes, laboratory analyses, analytical, biotechnology and clinical methods, procedures and techniques, computer technical expertise and software (including code) which have been independently developed without the benefit of any information provided by Sponsor (collectively, “PPD Property”). Sponsor and PPD agree that any PPD Property or revisions, improvements or enhancements thereto shall be the sole and exclusive property of PPD, and Sponsor shall have no rights, title and interest to such PPD Property. PPD hereby grants to Sponsor a perpetual, fully paid, non-exclusive license, with the right to sublicense, to use any PPD Property contained in a Deliverable solely in connection with the use of such Deliverable as necessary for the full development and commercialization of the subject matter of the Project. Sponsor shall enforce the terms of any such sublicense as agreed upon by the PPD and Sponsor or as otherwise reasonably necessary to limit the use of the PPD Property as stated herein and/or to protect PPD’s interest in the PPD Property.

12.	INDEMNIFICATION.

12.1 Sponsor Indemnity. Sponsor shall indemnify, defend, and hold harmless PPD, PPD Affiliates (as that term is defined in Section 17.11), and their Agents (“PPD Indemnitees”) from and against any and all damages, liabilities, losses, fines, penalties, settlement amounts, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees, expert witness fees, court costs, and amounts incurred by PPD Indemnitees under indemnity obligations imposed upon it by a third party provider to a Project where such third party provider has been approved by Sponsor, incurred in connection with any claim, demand, action, proceeding, investigation or hearing (collectively, a “Claim”) directly or indirectly relating to or arising from this Agreement or any Services provided by PPD Indemnitees hereunder, including but not limited to, Project related services provided by PPD at the request of Sponsor yet prior to finalization of the relevant Project Addendum; provided however, that Sponsor shall have no obligation of indemnity hereunder to the extent any Claim arose from the negligence, intentional misconduct or material breach of Agreement on the part of PPD or its Agents.

12.2 PPD Indemnity. PPD shall indemnify, defend and hold harmless Sponsor and its Agents from and against any and all damages, liabilities, losses, fines, penalties, settlement amounts, cost and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorney’s fees, expert witnesses and court costs, incurred in connection with any Claim arising from the negligence, intentional misconduct, or material breach of Agreement of PPD or its Agents; provided however, that PPD shall have no obligation of indemnity hereunder to the extent any Claim arose from the negligence, intentional misconduct or material breach of Agreement on the part of Sponsor or its Agents.

12.3 Indemnification Procedure. Each indemnified party shall give the indemnifying party prompt notice of any Claim for which indemnification is sought hereunder. The indemnifying party shall have the right to control the defense and settlement of a Claim, provided the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the Claim, and the indemnified party shall reasonably cooperate in the investigation, defense and settlement of such Claim. Any indemnified party shall have the right to participate in, but not control, the defense and settlement of a Claim and to employ separate legal counsel of its own choice; provided, however, that such employment shall be at the indemnified party’s own expense, unless (i) the employment thereof has been specifically authorized by the indemnifying party, or (ii) the indemnifying party has failed to assume the defense and employ counsel (in which case the indemnified party shall control the defense and settlement of such Claim). The costs and expenses, including reasonable fees and disbursements of counsel, incurred by any indemnified party in connection with any Claim shall be reimbursed on a monthly basis by the indemnifying party subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the indemnified party.

PPD PROPRIETARY AND CONFIDENTIAL

13.	REPRESENTATIONS AND WARRANTIES.

13.1.	PPD covenants, represents and warrants to Sponsor that as of the Effective Date:

13.1.1	PPD has full power and authority to enter into and perform this Agreement;

13.1.2	neither PPD’s entering or performing this Agreement will violate any right of or breach any obligation to any third party under any agreement or arrangement between PPD and such third party;

13.1.3	no licenses, permissions or releases of third party rights are necessary for PPD’s development of or Sponsor’s production or distribution of any work product, including but not limited to any Deliverable, generated under the Project Addenda or other currently anticipated exercise of its rights hereunder in accordance with the terms of this Agreement (the parties acknowledge that this representation and warranty in no way relates to Sponsor’s use of any compound in any Project, including, but not limited to, any Sponsor proprietary compound);

13.1.4	with respect to all copyrightable matter licensed or assigned hereunder that was created by persons who were employees of PPD at the time of creation, no third party has or will have “moral rights” or rights to terminate any assignment or license with respect thereto;

13.1.5	the work under this Agreement will be performed in a professional and workman-like manner;

13.1.6	PPD has and will obtain agreements with its employees and Agents sufficient to allow it to provide Sponsor with the assignments and licenses to Sponsor Inventions;

13.1.7	performance of the Services hereunder will not result in any third party acquiring any rights, title or interest in or to any Sponsor Inventions or Deliverable generated by PPD pursuant to this Agreement; and

13.1.8	all PPD employees, Agents related to performance of Services under this Agreement and Project Addenda have not been or are not currently debarred, and has not been convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) or disqualified as a testing facility under the provisions of 21 C.F.R. Part 58, Subpart K; or disqualified as a clinical investigator under the provisions of 21 C.F.R. § 312.70 or equivalent laws or regulations outside the US. If PPD or any of its Agents who perform Services for a Project is debarred or receives notice of an action or threat of action of debarment, PPD shall immediately notify Sponsor of same. The debarment of PPD or any of its Agents (which are providing services to Sponsor on a Project under this Agreement) that remains in place for a period of at least thirty (30) days shall be deemed to be a material breach of this Agreement, unless, with respect to the debarment of an Agent providing services to Sponsor hereunder, PPD is able to replace the Agent within such 30-day period, in which case the debarment of the replaced Agent shall not be a material breach of this Agreement. In addition, PPD represents and warrants to Sponsor that upon the effective date of delivery of a Service or Deliverable hereunder, such Service and/or Deliverable does not, to PPD’s actual knowledge, infringe the intellectual property rights of any third party.

13.2 Representative. With regard to any Study conducted under this Agreement, Sponsor represents and warrants that it shall not name any PPD employee or other PPD representative on Line 15 of Form FDA 1571 or as the Senior Medical Officer in Canada on Line 87 of Form HC/SC 3011 or in any similar capacity for clinical trials conducted in other countries. Sponsor acknowledges and understands that if Sponsor desires PPD to be responsible for review and evaluation of information relevant to the safety of the drug, Sponsor will have to enter into a separate contract with PPD for the provision of these services.

PPD PROPRIETARY AND CONFIDENTIAL

14.	LIMITATION OF LIABILITY.

EXCEPT FOR CLAIMS OF PATENT INFRINGEMENT, BREACHES OF SECTION 10 AND THE INDEMNIFICATION PROVIDED ABOVE IN SECTION 12, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OF THE OTHER PARTY, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (OR THE TERMINATION HEREOF) OR ANY PROJECT ADDENDUM, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR ANTICIPATED SALES.

15.	RECORD STORAGE.

15.1 Record Maintenance during Project. During the term of this Agreement, PPD shall maintain all materials and all other data obtained or generated by PPD in the course of providing the Services hereunder, including all computerized records and files, in accordance with applicable laws and guidelines. PPD shall cooperate with any reasonable internal review or audit by Sponsor and make available to Sponsor for examination and duplication, during normal business hours and at mutually agreeable times, all documentation, data and information relating to a Project.

15.2 Record Maintenance after Expiration or Termination. Upon the expiration or termination of this Agreement other than for Sponsor’s breach of required payment hereunder, all materials and all other data and information obtained or generated by PPD in the course of providing the Services hereunder (collectively, the “Records”) shall, at Sponsor’s option, be (i) delivered to Sponsor at its expense and risk to its offices identified herein in such form as is then currently in the possession of PPD, (ii) retained by PPD for Sponsor for a period of ten (10) years, or (iii) disposed of at Sponsor’s expense, as directed by written request of Sponsor, unless the Records are otherwise required to be stored or maintained by PPD under applicable law. If PPD is required or requested to maintain and/or store the Records for a period beyond three (3) years after the termination or expiration of this Agreement, Sponsor shall reimburse PPD for its maintenance and storage costs. In no event shall PPD dispose of Records without first giving Sponsor sixty (60) days prior written notice of its intent to dispose of the Records. PPD shall be entitled at its expense to retain copies of the Records reasonably necessary for regulatory purposes or to demonstrate the satisfaction of its obligations hereunder, all subject to the confidentiality obligations set forth in Section 10 above.

15.3 Specimen Maintenance after Expiration or Termination. Any study specimen sent to PPD will be maintained as directed by Sponsor during the course of providing the Services. Three (3) months after final data transfer, or termination of the Services, all study specimens will be returned to Sponsor, or destroyed upon Sponsor’s written request, in either instance at Sponsor’s sole expense and risk, unless the relevant Project Addenda provide for a different agreed upon duration, and compensation therefore. In no event shall PPD dispose of study specimens without first giving Sponsor sixty (60) days prior written notice of its intent to dispose of the specimens.

15.4 Regulatory Inspection. If any governmental or regulatory authority notifies PPD that it will inspect PPD’s records, facilities, equipment, or procedures, or otherwise take action related to this Agreement or a Project Addendum, PPD shall notify Sponsor within two (2) business days and prior to the inspection or action, allow the authority to conduct an inspection or take other legal action, allow Sponsor to be present at the inspection or participate in any response to the action, and provide Sponsor with copies of any reports issued by the authority and PPD’s proposed response for Sponsor’s prior review and approval, such approval not to be unreasonably withheld.

15.5 Study Investigators. If PPD becomes aware of any material issues related to the performance of a Study investigator or other Study staff, including without limitation any governmental or regulatory authority notification to a Study investigator that it will inspect the study investigator’s records, facilities, equipment, or procedures, or otherwise take action related to a Sponsor study, PPD shall notify Sponsor within two (2) business days and prior to the inspection or action, and will cooperate with Sponsor regarding responsive action.

PPD PROPRIETARY AND CONFIDENTIAL

16.	CURRENCY MANAGEMENT.

16.1 Direct Fees. All Direct Fees owed to PPD for Services performed under this Agreement or any Project Addendum shall be invoiced to and paid by Sponsor in the “Contract Currency”, which shall be defined as United States Dollars (“USD”) unless otherwise agreed upon by the parties.

In the event PPD provides Services in a region in which the PPD rates are in a currency other than USD, PPD shall specify in the applicable proposal and associated contract the exchange rate or rates (“Exchange Rate”) used to prepare the budget or payment schedule for such Project Addendum. This Exchange Rate will be the one used for the preparation of each invoice for Services and payment by the Sponsor.

16.2 Pass Through Costs. Where PPD incurs Pass Through Costs in a currency other than the Contract Currency, PPD shall, for Sponsor invoicing and payment purposes, convert such costs to the Contract Currency based on an average exchange rate between the local currency and the Contract Currency for the month in which such costs were incurred.

16.3 Investigator Fees. PPD shall pay investigator fees in the currency specified in the investigator agreements. For Sponsor invoicing and payment purposes, PPD shall convert all investigator fees that are to be paid in a currency other than the Contract Currency to the Contract Currency. The conversion to the Contract Currency shall be based on an average exchange rate between the currency specified in an investigator agreement and the Contract Currency for the month prior to the month the Sponsor invoice is issued. All amounts invoiced to Sponsor will be based upon an accrual of costs owed to investigators. At the end of the project a reconciliation will be completed between the estimated exchange rate used for the purposes of billing on the basis of the accrued costs versus the exchange rate when the actual payment is made to the sites, and any variation will be billed or credited to the Sponsor as applicable.

17.	MISCELLANEOUS.

17.1 Independent Contractor Relationship. The parties hereto are independent contractors, and nothing contained in this Agreement is intended, and shall not be construed, to place the parties in the relationship of partners, principal and agent, employer/employee or joint venturer. Neither party shall have any right, power or authority to bind or obligate the other, nor shall either hold itself out as having such right, power or authority.

17.2 Publicity. Neither party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of the other party in each instance, except that Sponsor shall have the right to identify PPD as its contract research organization. The restrictions imposed by this Section shall not prohibit a party from making any disclosure identifying the other party that is required by any applicable law, rule or regulation.

17.3 Publication. PPD may not publish any articles or make any presentations relating to the Services provided to Sponsor hereunder with respect to a Project or referring to data, information or materials generated as part of the Services without the prior written consent of Sponsor.

17.4 Insurance. Sponsor and PPD each will maintain insurance in types and amounts reasonably adequate to cover any liabilities arising out of its obligations hereunder, and, upon request, each party will provide to the other party a certificate of insurance showing that such insurance is in place, which certificate shall demonstrate the amounts, exclusions and deductibles of such insurance coverage.

PPD PROPRIETARY AND CONFIDENTIAL

17.5 Force Majeure. If either party shall be delayed, hindered, or prevented from the performance of any act required hereunder by reason of strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, riots, insurrection, war, acts of God, inclement weather, or other cause beyond such party’s reasonable control (each, a “Disability”), then performance of such act shall be excused for the length of time necessary to cure such Disability and resume performance. A party shall not be liable for any delays resulting from a Disability, and any affected timelines shall be extended for a period at least equal to that of the Disability. The party incurring the Disability shall provide notice to the other of the commencement and termination of the Disability.

17.6 Notices. Any notice required or permitted to be given hereunder by either party hereto shall be in writing and shall be deemed given on the date delivered if delivered (i) personally, (ii) on the first business day after the date sent if sent by recognized overnight courier, (iii) on the date transmitted if sent via facsimile (with confirmation of receipt generated by the transmitting machine), or (iv) on the second business day after the date deposited if mailed by certified mail, return receipt requested, postage prepaid. All notices to each party shall be sent to the address for said party set forth in the applicable Project Addendum. If no address is provided in the Project Addendum, then notices shall be sent to the following address:

If to PPD:	PPD Development, LP
929 North Front Street
Wilmington, North Carolina 28401
Attention: CEO
Tel: (910) 251-0081
Fax: (910) 762-5820

If to Sponsor:	Furiex Pharmaceuticals, Inc.
3900 Paramount Parkway, Suite 150
Morrisville, North Carolina 27560
Attention: CMO
Tel: (919) 456-7800
Fax: (919) 456-7850

Either party may change its notice address by notice to the other party hereto in the form and manner provided in this Section 17.6.

17.7 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to its conflicts of laws provisions.

17.8 Severability. If any provision of this Agreement or any Project Addendum is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement or such Project Addendum will not be materially or adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement or such Project Addendum will be construed and enforced as if such illegal, invalid or unenforceable provision had never compromised a part hereof, (c) the remaining provisions of this Agreement or such Project Addendum will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a party of this Agreement or such Project Addendum, a legal, valid and enforceable provision as similar in terms as to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties herein.

PPD PROPRIETARY AND CONFIDENTIAL

17.9 Waiver. Any term or condition of this Agreement or a Project Addendum may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement or a Project Addendum, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement or such Project Addendum on any future occasion.

17.10 Amendments. No amendment, change or modification to this Agreement or any Project Addendum shall be effective unless in writing and executed by the parties hereto.

17.11 Assignment and Subcontracting. This Agreement and any Project Addendum may not be assigned or transferred by either party without the prior written consent of the other party; provided, however, that (i) a party hereto may assign this Agreement or a Project Addendum hereunder to a successor-in-interest to the party’s business and (ii) PPD may assign this Agreement or a Project Addendum or subcontract all or part of the Services to be performed hereunder to PPD Affiliates. “PPD Affiliates” shall mean entities which can provide the Services and which controls, is controlled by or is under common control with PPD or PPD’s parent company Pharmaceutical Product Development, Inc. In the event the Services shall be performed by a PPD Affiliate, such PPD Affiliate may be the contracting party to any Project Addendum for the Services.

17.12 Arbitration.

17.12.1	Except for disputes regarding breaches of Section 10 and the right to pursue the remedies set forth in Section 10.7 above, the parties hereby agree to submit any dispute, claim or controversy arising hereunder to binding arbitration pursuant to the Non-Administered Arbitration Rules then in effect of the International Institute for Conflict Prevention and Resolution (“CPR”) (available at http://www.cpradr.org), or successor, except where those rules conflict with these provisions, in which case these provisions control. The arbitration shall be conducted in Raleigh, North Carolina.

17.12.2	The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (unless the parties agree on the selection of the arbitrators) each of whom shall be a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction. In the event the aggregate damages sought by the claimant are stated to be less than $5 million, and the aggregate damages sought by the counterclaimant are stated to be less than $5 million, and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be impartial and independent of the parties and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes (available at http://www.adr.org/EthicsAndStandards).

17.12.3	In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows: CPR shall provide the parties with a list of no less than twenty-five (25) proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above. Within 15 days of receiving such list, the parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The parties may then jointly interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings. In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and one peremptory challenge each.

PPD PROPRIETARY AND CONFIDENTIAL

17.12.4	The parties agree to cooperate (i) to attempt to select the arbitrator(s) by agreement within twenty-five (25) days of initiation of the arbitration, including jointly interviewing the final candidates, (ii) to meet with the arbitrator(s) within twenty-five (25) days of selection and (iii) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than six (6) months after selection of the arbitrator(s) and in the award being rendered within thirty (30) days of the conclusion of the hearings, or of any post hearing briefing, which briefing will be completed by both sides within twenty (20) days after the conclusion of the hearings.

17.12.5	In the event the parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in paragraph 17.12.4 above, then the arbitrator(s) shall set dates for the hearing, any post hearing briefing, and the issuance of the award following the paragraph 17.12.4 schedule as closely as practical. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery will be limited so that the paragraph 17.12.4 schedule may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of ten days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts. There shall be no requests for admission or interrogatories. Multiple hearing days will be scheduled consecutively to the greatest extent possible. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of any ruling on evidence. A transcript of the testimony adduced at the hearing shall be made and shall, upon request, be made available to either party.

17.12.6	The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing, including but not limited to motions to dismiss and motions for summary judgment, and shall endeavor to decide such motions as would a Federal District Judge sitting in the jurisdiction whose substantive law governs as set forth in clause 17.12.7 below.

17.12.7	The arbitrator(s) shall decide the issues presented in accordance with the substantive law of North Carolina and may not apply principles such as “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based. To the extent possible, the arbitration hearings and award will be maintained in confidence.

17.12.8	In the event the award exceeds $2 million in monetary damages, or grants any form of equitable relief, or rejects a claim in excess of that amount or for equitable relief, then the losing party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within ten (10) working days, pursuant to the selection procedures specified in paragraph 17.12.4 above. If CPR cannot provide such services, the parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she commits to adhering to the time limits provided in paragraph 17.12.9. Any such review must be initiated by written notice to the other party or parties within twenty (20) days following the rendering of the award referenced in 17.12.7 above. Such notice will suspend the effect of the award, which will not be considered a final award unless the appeal is subsequently abandoned.

PPD PROPRIETARY AND CONFIDENTIAL

17.12.9	The Appeal Arbitrator will review the award applying the same standards of review that the U.S. Court of Appeals of the Circuit applicable to the jurisdiction whose substantive law governs as set forth in section 17.12.7 would apply to a judgment rendered by a district court after a bench trial. The Appeal Arbitrator may modify, vacate or affirm the award, or remand to the arbitrator(s) for further proceedings. The Appeal Arbitrator will consider only the award, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties. The party seeking review must submit its opening brief within fifty (50) and any reply brief within ninety (90) days from the date of the award under review, whereas the opposing party must submit its responsive brief within seventy-five (75) days of that date. Oral argument shall take place within three (3) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within thirty (30) days following oral argument. The decision of the Appeal Arbitrator will be considered the final award in the arbitration and will not be subject to further review, except pursuant to the Federal Arbitration Act.

17.12.10	The parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review by the Appeal Arbitrator where such an appeal is pursued). Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

17.12.11	Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional, injunctive, or equitable remedies such as attachment, preliminary or temporary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

17.12.12	The decision of the arbitrator or arbitration panel shall be final and binding upon the parties hereto and shall be enforceable by any court of competent jurisdiction.

17.13 Construction. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the parties and no rule of strict construction shall be applied against either party hereto.

17.14 Counterparts and Facsimile Signatures. This Agreement, and any subsequent amendment(s), may be executed in counterparts and the counterparts, together, shall constitute a single agreement. A facsimile transmission of this signed Agreement bearing a signature on behalf of a party shall be legal and binding on such party.

PPD PROPRIETARY AND CONFIDENTIAL

17.15 Use of Copyrighted Materials. If in connection with Services, Sponsor requests PPD to make and/or distribute copies of copyrighted materials such as journal articles or excerpts from publications, Sponsor agrees to pay the cost of any copyright fees incurred by PPD that are necessary for PPD to produce and distribute such copies. Sponsor shall indemnify PPD for any and all damages, losses, costs, including, without limitation, reasonable attorneys’ fees, which PPD incurs as a result of making and/or distributing copyrighted material pursuant to Sponsor’s request.

17.16 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral, with respect to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto by their duly authorized officers as of the date first above written.

PPD DEVELOPMENT, LP		FURIEX PHARMACEUTICALS, INC.
By:	PPD GP, LLC
Its:	General Partner

By:	/s/ David L. Grange	By:	/s/ June S. Almenoff

Name:	David L. Grange	Name:	June S. Almenoff

Title:	Chief Executive Officer	Title:	President and CMO